MULTI-CAP GROWTH PORTFOLIO

AMENDMENT TO AGREEMENT AND DECLARATION OF
TRUST


	AMENDMENT effective November 14, 2011, made to the Agreement and Declaration of Trust dated December 14,
2009, as amended, (hereinafter called the "Declaration") of Multi-Cap Growth Portfolio, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on November 14, 2011. This amendment supersedes and replaces in its entirety the amendment to the Declaration executed on December 21, 2011.

	WHEREAS, Section 10.4 of Article X of the
Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders;

	NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.	Article X Section 10.2 of the Declaration is hereby
amended and restated in its entirety to read as follows:

ARTICLE X

	10.2.	Termination.

		(a)	The Trust may be terminated (i) by
the affirmative vote of Holders of not less than two-thirds of all Shares at any meeting of Holders or by an instrument in writing without a meeting consented to by Holders of not less than two-thirds of all Shares, or (ii) by the approval of a majority of the Trustees then in office to be followed by written notice to the Holders. Upon any such termination,

	(i) the Trust shall carry on no business except for the purpose of winding up its affairs;

	(ii) the Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect the assets of the Trust, sell, convey, assign, exchange or otherwise dispose of all or any part of the Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay the liabilities of the Trust, and do all other acts appropriate to liquidate the business of the Trust; provided that any sale, conveyance, assignment, exchange or other disposition of all or substantially all the Trust Property shall require approval of the principal terms of the transaction and the nature and amount of the consideration by the vote of Holders holding more than 50% of all Shares; and

	(iii) after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees shall distribute the remaining Trust Property, in cash or in kind or partly each, among the Holders according to their respective rights as set forth in the procedures established pursuant to Section 8.2 hereof.
	(b)	Upon termination of the Trust and
distribution to the Holders as herein provided, a Trustee or an officer of the Trust shall execute and file with the records of the Trust an instrument in writing setting forth the fact of such termination and distribution. Upon termination of the Trust, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Holders shall thereupon cease.

		(c)	After termination of the Trust, and
distribution to the Holders as herein provided, a Trustee or an officer of the Trust shall execute and lodge among the records of the Trust and file with the Massachusetts Secretary of State an instrument and a certificate (which may be part of such instrument) in writing setting forth the fact of such termination and that it has been duly adopted by the Trustees, and the Trustees shall thereupon be discharged from all further liabilities and duties with respect to the Trust, and rights and interests of all Holders of the Trust.


*      *      *      *      *


IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on November 14, 2011. Signed this 25th day of January, 2012.


/s/ Maureen A. Gemma
Maureen A. Gemma
Secretary to the Trust